As filed with the Securities and Exchange Commission on July 13, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENCO SHIPPING & TRADING LIMITED
(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands	98-0439758
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

GENCO SHIPPING & TRADING LIMITED 2015 EQUITY INCENTIVE PLAN
(Full title of the plan)

299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Wobensmith
President and Secretary
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $.01 per share)	4,000,000	$6.90	(1)	$27,600,000	$3,207.12

(1)	Estimated, in accordance with 17 CFR 230.457(c), solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on is based on the average of the high and low prices reported by the New York Stock Exchange on July 10, 2015 which is within five (5) business days prior to the date of this Registration Statement.

EXPLANATORY NOTE

Genco Shipping & Trading Limited (the “Registrant”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $.01 per share (“Common Stock”), which may be sold upon the exercise of options or pursuant to other types of equity-based awards granted under its Genco Shipping & Trading Limited 2015 Equity Incentive Plan (the “Plan”).

1

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement (a) the description of the Common Stock included in the Registrant’s Form S-3 (Registration No. 333-204580), including any amendment or report filed for the purpose of updating such description, and (b) the Registrant’s Annual Report on Form 10-K filed with the Commission on March 2, 2015, Amendment No. 1 to Annual Report on Form 10-K/A filed with the Commission on April 30, 2015, Quarterly report on Form 10-Q filed with the Commission on May 8, 2015, and current reports on Form 8-K filed with the Commission on each of April 8, 2015, April 22, 2015, April 30, 2015, May 4, 2015, and June 10, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Marshall Islands corporation. The Marshall Islands Business Corporations Act, or the MIBCA, provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys’ fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so. In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

The Registrant’s amended and restated articles of incorporation and its by-laws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted under the MIBCA. The Commission has indicated that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the MIBCA or the Registrant’s articles of incorporation or by-laws, such indemnification is against public policy and thus unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 13, 2015.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person on July 13, 2015 in the capacities indicated.

Signature	Title

/s/ John C. Wobensmith
John C. Wobensmith	President (Principal Executive Officer)

/s/ Apostolos Zafolias
Apostolos Zafolias	Chief Financial Officer (Principal Financial Officer)

/s/ Joseph Adamo
Joseph Adamo	Chief Accounting Officer (Principal Accounting Officer)

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos	Chairman of the Board and Director

/s/ Ian Ashby
Ian Ashby	Director

/s/ Eugene I. Davis
Eugene I. Davis	Director

/s/ James G. Dolphin
James G. Dolphin	Director

/s/ Michael J. Leffell
Michael J. Leffell	Director

/s/ William Manuel
William Manuel	Director

/s/ Bao D. Truong
Bao D. Truong	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1
Second Amended and Restated Articles of Incorporation of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014).

3.2
Amended and Restated Bylaws of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014).

4.1
Specimen Stock Certificate of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014).

5.1	Opinion of Reeder & Simpson P.C.*
10.1	Genco Shipping & Trading Limited 2015 Equity Incentive Plan (incorporated by reference to Current Report on Form 8-K, filed by the Registrant with the Commission on July 2, 2015).
23.1	Consent of Reeder & Simpson P.C. (included as part of Exhibit 5.1)*
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Genco Shipping & Trading Limited*

*	Filed herewith.